                                                     Filed pursuant to Rule 433
                                              Registration Statement 333-137902
                                                            Dated Nov. 10, 2008

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index(TM) (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury bills. The Long and Double Long ETNs are based on the Optimum Yield(TM) version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield(TM) version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the
Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the
NYSE Arca exchange or receive a cash

payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity
ETNs in blocks of no less than 200,000 securities and integral multiples of
50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet Prospectus
Financial Details
                                            DYY               DPU            DDP             DEE
Last Update                                 11/7/2008         11/7/2008      11/7/2008       11/7/2008
                                            4:12 PM EST       4:00 PM EST    4:15 PM EST     4:15 PM EST
Price                                       8.33              16.39          38.54           53.86
Indicative Intra-day Value                  8.36              15.63          38.35           54.02
Last End of Day RP Value                    8.361             15.635         38.355          54.023
Last Date for End of Day Value              11/7/2008         11/7/2008      11/7/2008       11/7/2008

Index History(1) (Growth of $10,000)

PowerShares DB Commodity        Fund Performance & Index History (%)(1)
ETN & Index Data
                                As of 9/30/2008                           1 Year     3 Year    5 Year  10 Year     Inception
Ticker Symbols
                                Index
Commodity Double   DYY

Long                                    Deutsche Bank Liquid Commodity Index-
Commodity Long                   DPU    Optimum Yield(TM) +2x Levered                39.97      27.75    51.89     36.98 -25.96
Commodity Short                  DDP    Deutsche Bank Liquid Commodity Index-
Commodity Double                        Optimum Yield(TM) +1x Levered                23.33      16.87    26.70     20.39 -11.82
                                 DEE    Deutsche Bank Liquid Commodity Index -1x
                                        Levered                                     -15.79      -9.55   -16.16    -15.16  13.32
Short
Intraday Indicative Value               Deutsche Bank Liquid Commodity Index(TM)-2x -34.51     -23.78   -33.87    -33.46  23.35
Symbols                                 Levered
Commodity Double               DYYIV
Long                                    Comparative Indexes(2)
Commodity Long                 DPUIV    S&P 500 Index                               -21.98       0.22     5.17      3.06 -15.33
Commodity Short                DDPIV    Lehman U.S. Aggregate Bond Index              3.65       4.15     3.78      5.20  -0.96
Commodity Double               DEEIV    Long Index Weights
Short                                   As of 11/7/2008
CUSIP Symbols                           Commodity                           Contract Expiry Date                  Weight (%)
Commodity Double           25154H475    Aluminium                                     11/18/2009                       11.35
Long                                    Corn                                          12/12/2008                        2.45
                                        Corn                                          12/14/2009                        9.85
Commodity Long             25154H459    Gold                                           1/28/2009                        8.51
Commodity Short            25154H467    Gold                                          12/29/2008                        2.13
Commodity Double           25154H483    Heating Oil                                    5/29/2009                       22.06
Short                                   Light Crude                                    6/22/2009                       32.97
                                        Wheat                                          7/14/2009                       10.69
Details                                 Short Index Weights
ETN price at listing          $25.00    As of 11/7/2008
Inception date               4/28/08    Commodity                           Contract Expiry Date                  Weight (%)
Maturity date                 4/1/38    Aluminium                                     12/17/2008                        4.79
Yearly investor fee            0.75%    Aluminium                                     12/16/2009                        7.45
Listing exchange           NYSE Arca    Corn                                          12/12/2008                        5.31
Index symbol                DBLCMACL    Corn                                          12/14/2009                         6.8
                                        Gold                                          12/29/2008                        4.62
Issuer                                  Gold                                          12/29/2009                        6.22
                                        Heating Oil                                   12/31/2008                       12.14
Deutsche Bank AG, London Branch         Heating Oil                                   11/28/2008                        8.21
                                        Light Crude                                   12/19/2008                       20.62
Long-term Unsecured Obligations(3)      Light Crude                                   11/20/2008                       12.44
                                        Wheat                                         12/12/2008                        4.56
S&P rating                        AA
Moody's rating                   Aa1
Risks
Non-principal protected
Leveraged losses

O  Subject to an investor fee   Wheat                      12/14/2009                         6.85
O  Limitations on repurchase
O  Concentrated exposure to     Source: DB, Bloomberg
   Commodities
                                (1)Index history is for illustrative purposes only and does not
Benefits                        represent actual PowerShares DB Commodity ETN performance.
                                PowerShares DB Commodity ETN hypothetical historical performance is
O  Leveraged and short notes    based on a combination of the monthly returns from the relevant
O  Low cost                     commodity index plus the monthly returns from the DB 3-Month T-Bill
O  Intraday access              Index (the "T-Bill Index"), resetting monthly as per the repurchase
O  Listed                       value formula applied to the PowerShares DB Commodity ETNs less the
O  Transparent                  investor fee. Index history for the Long and Double Long ETNs is
O  Tax treatment(4)             based on the Deutsche Bank Liquid Commodity Index-Optimum Yield(TM)and
                                index history for the Short and Double Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index
                                (collectively, the "Commodity Indexes"). The Commodity Indexes are
                                intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3- month United States Treasury bills on a rolling basis.

                                Index history does not reflect any transaction costs or expenses.
                                Indexes are unmanaged and you cannot invest directly in an index.
                                PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS. For current
                                Index and PowerShares DB Commodity Oil ETN performance go to
                                http://dbfunds.db.com/notes.

                                (2)The S&P 500 is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value
                                Unhedged USD Index is a measurement of change in bond market conditions based on the performance of a specified group of bonds.

                                (3)The PowerShares DB Commodity ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Commodity
                                ETNs.

                                An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

                                Not FDIC Insured - No Bank Guarantee - May Lose Value

                                The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch that are linked to the Index. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Commodity ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB

                                Commodity ETNs are riskier than ordinary
                                unsecured debt securities and have no principal
                                protection. Risks of investing in the
                                PowerShares DB Commodity ETNs include limited
                                portfolio diversification, uncertain principal
                                repayment, trade price fluctuations, illiquidity
                                and leveraged losses. Investing in the
                                PowerShares DB Commodity ETNs is not equivalent
                                to a direct investment in the Index or index
                                components. The investor fee will reduce the
                                amount of your return at maturity or upon
                                redemption of your PowerShares DB Commodity ETNs
                                even if the value of the relevant index has
                                increased. If at any time the redemption value
                                of the PowerShares DB Commodity ETNs is zero,
                                your investment will expire worthless. Ordinary
                                brokerage commissions apply, and there are tax
                                consequences in the event of sale, redemption or
                                maturity of the PowerShares DB Commodity ETNs.
                                Sales in the secondary market may result in
                                losses. An investment in the PowerShares DB
                                Commodity ETNs may not be suitable for all
                                investors.

                                The PowerShares DB Commodity ETNs are
                                concentrated in commodity futures contracts. The
                                market value of the PowerShares DB Commodity
                                ETNs may be influenced by many unpredictable
                                factors, including, among other things, volatile
                                prices, changes in supply and demand
                                relationships, changes in interest rates, and
                                monetary and other governmental actions.

                                The PowerShares DB Commodity Double Long ETN and
                                PowerShares DB Commodity Double Short ETN are
                                both leveraged investments. As such, they are
                                likely to be more volatile than an unleveraged
                                investment. There is also a greater risk of loss
                                of principal associated with a leveraged
                                investment than with an unleveraged investment.

                                (4)Deutsche Bank AG, London Branch, Invesco
                                PowerShares and their affiliates do not provide
                                tax advice, and nothing contained herein should
                                be construed to be tax advice. Please be advised
                                that any discussion of U.S. tax matters
                                contained herein (including attachments) (i) is
                                not intended or written to be used, and cannot
                                be used, by you for the purpose of avoiding U.S.
                                tax related penalties and (ii) was written to
                                support the promotion or marketing of the
                                transactions or matters addressed herein.
                                Accordingly, you should seek advice based on
                                your particular circumstances from an
                                independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Commodity ETNs' investment objective, risks, charges and expenses carefully before investing.